AMENDMENT NO. 1 TO THE AGREEMENT

THIS AMENDMENT NO. 1 TO THE AGREEMENT (“Amendment”) is entered into as of the 23rd day of December, 2018, by Lydall Thermal/Acoustical, Inc., a Delaware corporation (the “Company"), and DAVID D. GLENN (the "Employee").

W I T N E S S E T H

WHEREAS, the Company and the Employee entered into that certain Agreement dated September 1, 2017 (the "Agreement”) relating to the employment of the Employee by the Company;

WHEREAS, the Company and the Employee (the "Parties") desire to amend the Agreement, as set for below, and have agreed to enter into this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Parties agree as follows:

i.Revised terms of Change of Control Benefit. Section 1.3 of the Agreement is deleted in its entirety and replaced with the following new Section 5:

1.3.    Change of Control Benefit. Regardless of whether the Employee is terminated by the Company, the Employee shall be entitled to receive the benefits described in Section 5(c) following a "Change of Control" (as defined in Section 5).

ii.Reference to “annual bonus plan” under Section 3. Clause (ii) in Section 3(c) is deleted in its entirety and replaced with the following new clause (ii):

“… (ii) the average of his annual bonuses earned under the annual bonus plan of the Company or Lydall, as the case may be, for the three calendar years preceding his termination of employment (or, if the Employee was not eligible for a bonus in each of those three calendar years, then the average of such bonuses for all of the calendar years in such three-year period for which he was eligible), with any deferred bonuses counting for the year earned rather than the year paid…”.

iii.Reference to “annual bonus plan” under Section 4. Clause (ii) in Section 4(c) is deleted in its entirety and replaced with the following new clause (ii):

“… (ii) the average of his three highest annual bonuses earned under the annual bonus plan of the Company or Lydall, as the case may be, for any of the five calendar years preceding his termination of employment (or, if the Employee was not eligible for a bonus in each of those three calendar years, then the average of such bonuses for all of the calendar years in such three-year period for which he was eligible), with any deferred bonuses counting for the year earned rather than the year paid…”.

5.    Change of Control. For the purposes of this Agreement, a "Change of Control" shall be deemed to occur upon the consummation of any of the following events:

iv.Definition of Change of Control. Section 5 of the Agreement is deleted in its entirety and replaced with the following new Section 5:

5.    Change of Control. For the purposes of this Agreement, a "Change of Control" shall be deemed to occur upon the consummation of any of the following events:
(a)    related to Lydall, Inc., a Delaware corporation, (a) any person or persons acting together which would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than Lydall or any subsidiary of Lydall) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 25% of the total voting power of all classes of capital stock of Lydall entitled to vote generally in the election of the Board; (b) Current Directors (as herein defined) shall cease for any reason to constitute at least a majority of the members of the Board (for this purpose, a "Current Director" shall mean any member of the Board as of the date hereof and any successor of a Current Director whose election, or nomination for election by the Company's shareholders, was approved by at least a majority of the Current Directors then on the Board); (c) (i) the complete liquidation of Lydall or (ii) the merger or consolidation of Lydall, other than a merger or consolidation in which (x) the holders of the common stock of Lydall immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the common stock of the continuing or surviving corporation immediately after such consolidation or merger or (y) the Board immediately prior to the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation, which liquidation, merger or consolidation has been approved by the shareholders of Lydall; or (d) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of Lydall pursuant to an agreement (or agreements) which has (have) been approved by the shareholders of Lydall.
(b)    related to the Company: (a) any person or persons acting together which would constitute a "group" for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (other than the Company or any subsidiary of the Company) shall beneficially own (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, at least 75% of the total voting power of all classes of capital stock of the Company; (b) (i) the complete liquidation of the Company or (ii) the merger or consolidation of the Company, other than a merger or consolidation in which the holders of the common stock of the Company immediately prior to the consolidation or merger have, directly or indirectly, at least a 75% of the common stock of the continuing or surviving corporation immediately after such consolidation or merger; or (c) the sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company pursuant to an agreement (or agreements) which has (have) been approved by the shareholders of the Company; provided, however, that this Section 5(b) shall become null and void upon Employee mutually agreeing to be transferred to Lydall or an affiliated-entity of Lydall other than the Company prior to a Change of Control.
(c)    Each stock option granted by Lydall to the Employee and outstanding immediately prior to a Change of Control of the Company shall be fully vested and immediately exercisable and may be exercised by the Employee (or, following his death, by the person or entity to which such option passes) at any time prior to the expiration date of the applicable option (determined without regard to any earlier termination of the option that would otherwise occur by reason of termination of his employment). Each restricted stock award granted by Lydall to the Employee and outstanding immediately prior to termination of the Employee's employment shall be fully vested upon such termination of employment.
v.Transaction Bonus. The following new Section 6 is hereby inserted and the numerical references for the sections that follow are hereby renumbered accordingly:
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6.    Transaction Bonus. As an inducement to support the consummation of a successful Transaction, independent of the severance benefits set forth in Sections 3(c), above, upon the closing of the Transaction (the “Transaction Closing Date”), the Employee shall be eligible to receive a minimum amount equal to one (1) times his annual rate of base salary in effect immediately preceding the Transaction Closing Date (the “Transaction Bonus”). If the purchase price related to the Transaction is an amount more than the target price to be set by the Board of Directors (the “Target Price”), then the Transaction Bonus shall be increased by a factor of 0.1 for every $4,000,000 in excess of the Target Sales price (applied on a linear basis) not to exceed a factor of 4.00. The Transaction Bonus shall be paid in a lump sum within thirty (30) days after the Transaction Closing Date regardless of whether the Employee is terminated other than For Cause prior to the payment date. This provision shall expire on the latter of (a) eighteen (18) months following the Transaction Closing Date; and (b) the second anniversary of the Effective Date. The Company's obligation to provide the Transaction Bonus set forth in this Section 6 is subject to the Employee's execution without revocation of the Release.

vi.Notice Provision. The following is the Employee’s new contact information replacing the relevant contact information set forth in Section 8.3 is hereby inserted:

To the Employee:        David D. Glenn
154 Vineyard Drive
Mooresville, NC 28117
vii.Ratification of Agreement. Except as expressly modified hereby all of the terms and conditions of the Agreement shall remain valid and binding on the parties and the parties hereby ratify and affirm such terms and conditions.

viii.Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, Lydall has caused this Amendment No. 1 to the Agreement to be executed by its duly authorized officer and the Employee has hereunto set his/her hand, each as of the date indicated below.

Lydall, Inc.

By:             December 23, 2018
Chad A. McDaniel        Date
Senior Vice President, General Counsel
     and Chief Executive Officer

         December 23, 2018
DAVID D. GLENN        Date

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